Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2007

Fairchild Semiconductor:

Patti Olson

Corporate Communications

(207)-775-8728

Email: Patti.Olson@fairchildsemi.com

Fairchild Semiconductor:

Dan Janson

Investor Relations

(207)-775-8660

Email: investor@fairchildsemi.com

Agency Contact:

Barbara Ewen

CHEN PR

(781)-672-3114

Email: bewen@chenpr.com

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year of 2006

•	Analog and Functional Power Groups Report 20% Annual Sales Growth in 2006

•	71% of Outstanding Shares Tendered to Fairchild in System General Tender Offer

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the fourth quarter and full year ended December 31, 2006. Fairchild reported fourth quarter sales of $418.3 million, flat from the prior quarter and 13% higher than the fourth quarter of 2005.

Fairchild reported fourth quarter net income of $8.7 million or $0.07 per diluted share compared to net income of $25.1 million or $0.20 per diluted share in the prior quarter and a net loss of $4.7 million or $0.04 per share in the fourth quarter of 2005. Gross margin was 29.0%, 170 basis points lower sequentially and 480 basis points higher than in the fourth quarter of 2005. Included in the fourth quarter 2006 results were $6.7 million in total equity based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share Based Payment. Also included in fourth quarter 2006 results was a restructuring charge of $3.2 million for costs related to the consolidation and simplification of certain supply chain planning processes and the streamlining and transfer of certain information systems support activities, as well as a reserve for potential losses of $8.2 million related to the previously announced unfavorable judgment in the legal proceeding with Zhongxing Telecom Ltd. (ZTE), which Fairchild intends to appeal.

Fairchild reported fourth quarter adjusted net income of $26.7 million or $0.21 per diluted share, compared to adjusted net income of $30.6 million or $0.25 per diluted share in the prior quarter and adjusted net income of $13.6 million or $0.11 per diluted share in the fourth quarter of 2005. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, lawsuit settlement gains or reserves for potential losses, net gain on the sale of the LED lamps and displays product line, and associated net tax benefits of these items and other acquisition-related intangibles. Adjusted results include equity based compensation expense in 2006.

Full year revenues for 2006 were $1.65 billion, an increase of 16% compared to $1.43 billion in 2005. Fairchild reported net income of $83.4 million or $0.67 per diluted share in 2006, compared to a net loss of $241.2 million or $2.01 per share in 2005. On an adjusted basis, the company reported 2006 net income of $111.7 million or $0.90 per diluted share, compared to $20.9 million or $0.17 per diluted share in 2005.

“Fairchild delivered excellent 2006 results while taking a number of important steps towards our goal of building a highly valued company,” said Mark Thompson, Fairchild’s president and CEO. “Financially, we delivered a 434% increase in adjusted net income on a 16% increase in sales for 2006 compared to 2005. We grew our Analog Products Group (APG) sales 20% in 2006 compared to the prior year on the strength of a greater than 55% annual increase in analog switches and a 26% increase in video filter sales. We also recorded robust µSerDes™ sales and bookings in the fourth quarter and we believe this trend will continue in 2007, driving a significant increase in year-over-year sales for these products. Our Functional Power Group (FPG) also grew about 20% year over year paced by a 27% increase in low voltage MOSFET sales. Our Standard Products Group (SPG) reported less than a 5% increase in annual sales and substantially higher margins during 2006 as we continue to manage this business to maximize cash flow and earnings contribution. Operationally, we managed our internal and channel inventories within our target range during what has proven to be a dynamic year for most of the industry. We also tightly controlled 2006 capital spending to be approximately 7% of sales for the year as per our business model. We made good progress in 2006 and have set the stage for further improvement in 2007.

Update on the Tender Offer for System General

“I’m pleased to announce that as of January 24, 2007, approximately 71% of System General shares have been tendered in response to our offer to purchase all System General stock,” stated Thompson. “Therefore, subject to regulatory approvals which we expect to obtain, we anticipate successfully completing the tender offer in early February and then begin the steps toward completing the share swap and final merger transaction. We expect to complete this acquisition during the third quarter of 2007.

End Markets and Channel Activity

“Our trade sales were roughly in-line with expectations across the various end markets but we observed a deceleration in distributor sell-through in the last few weeks of December, leaving channel inventories at the upper end of our target range,” said Thompson. “Sales of our products supporting the computing end market were lower than seasonal, which we expected prior to the launch of Microsoft’s Vista operating system.”

Utilization and Lead Times

“Blended utilization rates were sequentially lower in the fourth quarter, especially in our South Portland fab, as we successfully reduced our internal inventories,” stated Thompson. “Average lead times decreased slightly to 9 – 10 weeks, with the longest lead times on our analog power conversion and leading-edge functional power products that continue to generate strong demand.”

Fourth Quarter Financials

“Fourth quarter gross margins decreased 170 basis points due to lower factory utilization as we reduced inventories during the quarter” said Mark Frey, Fairchild’s executive vice president and CFO. “We reduced internal inventories $3.8 million, or 1 day, in the fourth quarter. R&D and SG&A expenses were at the low end of our forecast range as a result of previously announced streamlining actions, spending controls and adjustments to the bonus accrual.

“We increased cash and marketable securities by $30.4 million to $586.4 million in the fourth quarter,” stated Frey. “Our net interest and other expenses were $3.3 million in the quarter and benefited from our shift to investments with higher interest rates and overall higher cash balances invested.”

First Quarter Guidance

“Excluding the impact from the expected System General acquisition, we anticipate that first quarter revenues will be 3—6% lower and gross margins to be down 50 – 100 basis points sequentially due to lower sales volume during our typically soft first quarter,” said Frey. “At the start of the quarter, we had nearly 90% of this first quarter sales guidance booked and scheduled to ship. We expect R&D and SG&A spending, including equity based compensation, to be approximately $87 – $90 million for the first quarter. Equity based compensation expense is forecast to be between $6.5 million and $7.5 million in the first quarter.

“We expect to successfully complete the tender offer for System General in the first quarter and consolidate their financial results with ours, with a deduction for the minority interest subtracted from net income,” said Frey. “Given that 71% of System General’s shares have been tendered, we would expect to report at least this percentage ownership for most of February and all of March and possibly more as additional shares are tendered in the next week. This accounting treatment will continue to be used until the expected share swap is completed this summer, with exact timing dependent on regulatory approval.

“I also want to update some general guidance for the full year of 2007,” stated Frey. “Assuming that first quarter is the trough in sales and gross margins and normal seasonality for the rest of 2007, we expect gross margins to exit the year at 32.5% to 33.5%. This target incorporates expectations for new product revenues at higher margins, certain manufacturing cost reductions we are targeting in the second half, and the impact of operating leverage from second half sales growth. We forecast operating expenses to be in the range of $87 to $91 million per quarter which should drive solid net income improvement as sales growth resumes in 2007. We estimate the 2007 GAAP effective tax rate to be approximately 17% plus or minus 3%.”

This press release includes references to adjusted net income (loss) (which excludes amortization of acquisition-related intangibles, restructuring and impairments, lawsuit settlement gains or reserves for potential losses, net gain on the sale of the LED lamps and displays product line, and associated net tax benefits of these items and other acquisition-related intangibles), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from adjusted net income (loss) to GAAP net income (loss). GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: our ability to satisfy the conditions to closing the tender offer for System General, and the subsequent share swap and merger; changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is the leading global supplier of high-performance power products critical to today’s leading electronic applications in the computing, communications, consumer, industrial and automotive segments. As The Power Franchise®, Fairchild offers the industry’s broadest portfolio of components that optimize system power. Fairchild’s 9,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2006	October 1, 2006	December 25, 2005	December 31, 2006	December 25, 2005
Total revenue	$418.3	$417.0	$370.8	$1,651.1	$1,425.1
Cost of sales (1)	296.9	289.1	280.9	1,154.3	1,110.8

Gross profit	121.4	127.9	89.9	496.8	314.3

Gross profit %	29.0%	30.7%	24.2%	30.1%	22.1%

Operating expenses:
Research and development (2)	26.5	28.5	19.4	107.5	77.6
Selling, general and administrative (3)	60.2	61.4	47.8	241.9	194.5
Amortization of acquisition-related intangibles	5.9	5.9	5.8	23.5	23.9
Restructuring and impairments	3.2	—	4.7	3.2	16.9
Reserve for potential losses	8.2	—	6.9	8.2	6.9
Gain on sale of product line, net	—	(1.1)	—	(6.0)	—

Total operating expenses	104.0	94.7	84.6	378.3	319.8

Operating income (loss)	17.4	33.2	5.3	118.5	(5.5)
Other (income) expense, net	3.3	4.9	(11.6)	19.7	31.0

Income (loss) before income taxes	14.1	28.3	16.9	98.8	(36.5)

Provision for income taxes	5.4	3.2	21.6	15.4	204.7

Net income (loss)	$8.7	$25.1	$(4.7)	$83.4	$(241.2)

Net income (loss) per common share:
Basic	$0.07	$0.20	$(0.04)	$0.68	$(2.01)

Diluted	$0.07	$0.20	$(0.04)	$0.67	$(2.01)

Weighted average common shares:
Basic	122.7	122.5	120.3	122.2	120.2

Diluted	124.8	124.5	120.3	124.4	120.2

(1)	Includes $1.4 million, $5.6 million and $1.7 million of equity compensation expense for the three and twelve months ended December 31, 2006 and three months ended October 1, 2006, respectively.
(2)	Includes $0.9 million, $4.3 million and $1.1 million of equity compensation expense for the three and twelve months ended December 31, 2006 and three months ended October 1, 2006, respectively.
(3)	Includes $4.4 million, $16.8 million and $4.3 million of equity compensation expense for the three and twelve months ended December 31, 2006 and three months ended October 1, 2006, respectively.

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2006	October 1, 2006	December 25, 2005	December 31, 2006	December 25, 2005

Net income (loss)	$8.7	$25.1	$(4.7)	$83.4	$(241.2)
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring and impairments	3.2	—	4.7	3.2	16.9
Costs associated with the redemption of 10 1/2% Notes	—	—	—	—	23.9
Recovery on equity investments	—	—	—	—	(0.7)
Accelerated depreciation on assets to be abandoned	—	—	—	—	5.0
Reserve for potential losses	8.2	—	6.9	8.2	6.9
Litigation settlement received, net	—	—	(17.6)	—	(20.3)
Gain on sale of product line, net	—	(1.1)	—	(6.0)	—
Amortization of acquisition-related intangibles	5.9	5.9	5.8	23.5	23.9
Associated tax effects of the above and other acquisition intangibles	0.7	0.7	4.0	2.9	(3.3)
Reserve for deferred tax asset	—	—	—	—	195.3
Tax benefits from finalized tax filings and audit outcomes	—	—	—	(3.5)	—
Repatriation tax effect	—	—	14.5	—	14.5

Adjusted net income	$26.7	$30.6	$13.6	$111.7	$20.9

Adjusted net income per common share:
Basic	$0.22	$0.25	$0.11	$0.91	$0.17

Diluted	$0.21	$0.25	$0.11	$0.90	$0.17

Adjusted net income and adjusted net income per share should not be considered as alternatives to net income (loss), net income (loss) per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Adjusted consolidated statements of operations are intended to present the company’s operating results, excluding items described above, for the periods presented.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2006	October 1, 2006	December 25, 2005
ASSETS
Current assets:
Cash and cash equivalents	$525.2	$519.5	$330.7
Short-term marketable securities	59.1	34.5	182.5
Receivables, net	163.3	160.9	128.6
Inventories (1)	238.9	242.7	200.5
Other current assets	42.0	41.2	32.2

Total current assets	1,028.5	998.8	874.5

Property, plant and equipment, net	646.4	646.5	635.0
Intangible assets, net	103.6	109.5	126.1
Goodwill	229.9	229.9	229.9
Long-term marketable securities	2.1	2.0	32.7
Other assets	35.1	32.0	30.1

Total assets	$2,045.6	$2,018.7	$1,928.3

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2.8	$3.8	$5.6
Accounts payable	90.2	101.8	95.2
Accrued expenses and other current liabilities	169.5	154.6	128.9

Total current liabilities	262.5	260.2	229.7

Long-term debt, less current portion	589.7	589.7	641.0
Other liabilities	59.0	51.8	49.1

Total liabilities	911.2	901.7	919.8

Temporary equity - deferred stock units	2.2	1.9	—
Total stockholders’ equity	1,132.2	1,115.1	1,008.5

Total liabilities, temporary equity and stockholders’ equity	$2,045.6	$2,018.7	$1,928.3

(1)	For the quarter ended December 31, 2006 and October 1, 2006, includes $0.7 million and $0.8 million, respectively of equity compensation capitalized cost.

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2006	December 31, 2006	December 25, 2005

Cash flows from operating activities:
Net income (loss)	$8.7	$83.4	$(241.2)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	30.4	116.8	150.2
Non-cash stock-based compensation expense	6.7	26.7	—
Non-cash restructuring and impairments expense	2.2	2.2	7.6
Deferred income taxes, net	(1.7)	(1.8)	183.7
Other	0.6	(3.1)	12.2

Changes in operating assets and liabilities, net of acquisitions	10.4	(39.3)	38.2

Cash provided by operating activities	57.3	184.9	150.7

Cash flows from investing activities:
Capital expenditures	(26.2)	(111.8)	(97.4)
Purchase of marketable securities	(59.0)	(176.1)	(591.3)
Sale of marketable securities	3.4	249.3	899.5
Maturity of marketable securities	31.0	81.1	20.6
Other	(0.7)	4.4	(2.5)

Cash provided by (used in) investing activities	(51.5)	46.9	228.9

Cash flows from financing activities:
Repayment of long-term debt	(1.0)	(54.1)	(356.4)
Issuance of long-term debt	—	—	154.5
Proceeds from issuance of common stock and from exercise of stock options, net	2.8	27.3	15.7
Other	(1.9)	(10.5)	(9.0)

Cash used in financing activities	(0.1)	(37.3)	(195.2)

Net change in cash and cash equivalents	5.7	194.5	184.4
Cash and cash equivalents at beginning of period	519.5	330.7	146.3

Cash and cash equivalents at end of period	$525.2	$525.2	$330.7